Exhibit 10-12-3

SEPARATION AGREEMENT

AND

RELEASE OF CLAIMS

This Separation Agreement and Release of Claims (“Agreement”) is entered into on October 6, 2011, by Gannett Co., Inc. (“Gannett”) and Craig A. Dubow (“you” or the “Executive”) in connection with your separation of employment from Gannett in accordance with your Employment Agreement dated February 27, 2007 and amended August 7, 2007 and December 24, 2010 (the “Employment Agreement”). You and Gannett agree to the following:

1. Your final day as an employee of Gannett will be October 6, 2011 (the “Separation Date”), and you hereby resign as an employee, director, officer, and chairman of the board of directors (the “Board”) of Gannett and all of its affiliates (and each of their respective boards of directors or other governing bodies) effective as of the Separation Date. In connection with the termination of your employment, you shall be eligible for any and all payments and benefits as may be due to you under terms of any Gannett employee benefit plans in which you participate or are eligible for benefits as of the Separation Date, in accordance with the terms thereof and subject to the terms of this Agreement.

2. Provided that you execute this Release of Claims and that it becomes effective in accordance with paragraph 11 hereof, and subject to the provisions of paragraph 9 hereof, you and Gannett hereby agree that your termination of employment shall be deemed to have occurred pursuant to Section 5(a)(ii) of the Employment Agreement and, as a result of such termination of employment:

(a) You will receive a cash payment equal to $5,900,000, less legally-required withholdings and payable six months after the Separation Date; and

(b) You will be eligible for any benefits available to you under the terms of Gannett’s Income Protection Policy, or any applicable successor plan or policy in effect from time to time (the “Disability Plan”) in accordance with the terms of such Disability Plan as in effect from time to time; and

(c) The parties believe that your condition on the Separation Date entitles you to disability income or to salary continuation payments from Gannett or from its insurer under the Disability Plan, with continued disability benefits under the Disability Plan or otherwise being subject to the terms of the Disability Plan (and you agree that you will promptly make any filings or applications reasonably necessary to receive disability benefits under the Disability Plan or otherwise); provided, however, that if your condition at the time of your termination does not entitle you to disability income or to salary continuation payments (“Disability Plan Benefits”) from Gannett or its insurer under the Disability Plan, then subject to Section 20 of the Employment Agreement and paragraph 9 hereof, Gannett shall provide you with the disability income or salary continuation payments (“Alternative Benefits”) that would have been provided if you had qualified for them under the Disability Plan as of the termination date (provided that if and when you later become entitled to Disability Plan Benefits, the Alternative Benefits payable to you shall be inclusive of any such Disability Plan Benefits and shall not be in addition thereto (ie, the Alternative Benefits shall be reduced by the Disability Plan Benefits)); and provided further that, notwithstanding the foregoing, if you cease to be eligible to receive Disability Plan Benefits solely as a result of your service in non-executive roles on the boards of directors of Broadcast Music Inc. and/or one other publicly listed company that does not offer goods or services offered by Gannett (such service, “Permitted Board Service”), then Gannett will provide you with the Alternative Benefits for so long as the only reason for your failure to be eligible to receive such Disability Plan Benefits is your Permitted Board Service (it being understood that Gannett shall not be obligated to provide you the Alternative Benefits if your failure to be eligible for Disability Plan Benefits results in whole or in part from your employment, consulting or other service or activity (other than the Permitted Board Services) or your reaching an age where Disability Plan Benefits would have ceased); and

(d) The stock options and stock unit awards granted to you pursuant to Gannett’s 2001 Omnibus Incentive Compensation Plan and identified on Schedule I, which is attached hereto and made a part hereof (each, an “Award”), to the extent not vested as of the Separation Date, shall become vested in full as of the Separation Date; and each stock option award identified as a “Post-2005 Award” shall be exercisable for the lesser of the remaining term thereof or four years from the Separation Date; and

(e) You will receive additional service credit through November 1, 2012 (and not beyond that date) for the purposes of calculating your benefit under the Gannett Supplemental Retirement Plan, calculated in accordance with the assumptions that were set forth in Section 8(c) of the Employment Agreement; and

(f) Subject to the terms of any applicable plans or policies of Gannett, you will be eligible to receive the post-employment benefits described in Exhibit A of the Employment Agreement (and you hereby agree to (i) Gannett making premium payments on your life insurance policy, and (ii) any adjustments to the face value of such policy as described in Exhibit A), including health insurance coverage under the Gannett retiree medical policy and executive medical program and life insurance on the terms and conditions set forth in Exhibit A and the applicable plans or policies of Gannett. In its complete discretion, the Compensation Committee of the Board may consider you for a discretionary annual incentive bonus with respect to your employment during 2011.

3. You will receive the benefits described in paragraph 2 above only if you sign this Agreement on or before October 27, 2011. In exchange for and in consideration of the benefits offered to you by Gannett in paragraph 2 above, you and Gannett agree to the following:

4. You agree that this is a full and complete release of claims (“Release of Claims”). The details of the Release of Claims by you and Gannett are explained below.

(a) The Release of Claims means that you agree to give up forever any and all legal claims, or causes of actions, you may have, or think you have, against Gannett, any of its subsidiary, related or affiliated companies, and any of their directors, officers and employees. This Release of Claims includes all legal claims that arose at any time before or at the time you sign this Agreement; it also includes but is not limited to those legal claims of which you know and are aware, as well as any legal or equitable claims of which you may not know or be aware, including claims for breach of contract, claims arising out of your

Employment Agreement, claims of intentional or negligent infliction of emotional distress, employment discrimination, defamation, breach of implied covenant of good faith and fair dealing, and any other claim arising from, or related to, your employment by or separation from employment with Gannett.

Conversely, Gannett and its subsidiary, related or affiliated companies, and any of their directors, officers and employees (collectively, the “Gannett Parties”) agree to give up forever any and all legal claims, or causes of action, they may have or think they may have against you, including all legal claims that arose at any time before or at the time you sign this Agreement, whether known to Gannett or not. This Release of Claims includes any claims arising out of your Employment Agreement, claims for breach of contract, defamation, breach of implied covenant of good faith and fair dealing, and any other claim arising from, or related to, your employment by Gannett.

Notwithstanding the foregoing, by executing this Release of Claims, (i) you will not forfeit or release your right to receive your vested benefits under the Gannett Retirement Plan, the Gannett Co., Inc. 401(k) Savings Plan, the Gannett Supplemental Retirement Plan and the Gannett Co., Inc. Deferred Compensation Plan (but you will forfeit your right to receive any further severance or annual bonus award not described in Section 2); any rights to indemnification and advancement of expenses under Gannett’s By-laws and/or directors’ and officers’ liability insurance policies; any other rights under your Employment Agreement which are intended to survive a termination of employment; or any legal claims or causes of action arising out of actions allegedly taken by Gannett after the date of your execution of this Agreement; and (ii) none of the Gannett Parties will forfeit or release any right to recoup compensation under the clawback provisions of your Employment Agreement or applicable law; any rights under your Employment Agreement which are intended to survive a termination of employment (including, but not limited to, your restrictive covenant and confidentiality obligations); any claims based on your fraud or conduct which was committed in bad faith or arising from your active and deliberate dishonesty; any claims for which you have no rights to indemnification and advancement of expenses under Gannett’s By-laws and/or directors’ and officers’ liability insurance policies; or any legal claims or causes of action arising out of actions allegedly taken by you after the date of your execution of this Agreement. The matters referenced in clauses (i) and (ii) of this paragraph are referred to as the “Excluded Matters.”

(b) Several laws of the United States and of the Commonwealth of Virginia create claims for employees in various circumstances. These laws include the Age Discrimination in Employment Act of 1967, as amended by the Older Worker Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Rehabilitation Act of 1973, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974 (as amended), the Americans With Disabilities Act, the Genetic Information Non-discrimination Act, and the Virginia Human Rights Act. Several of these laws also provide for the award of attorneys’ fees to a successful plaintiff. You agree that this Release of Claims specifically includes any possible claims under any of these laws or similar state and federal laws, including any claims for attorneys’ fees.

(c) By referring to specific laws, we do not intend to limit the Release of Claims to just those laws. All claims for money damages, or any other relief that relate to or are in any way connected with your employment with Gannett or its subsidiary, related or affiliated companies, are included within this Release of Claims, even if they are not specifically referred to in this Agreement. The only legal claims that are not covered by this Release of Claims are the Excluded Matters.

(d) Except for the Excluded Matters, we agree that neither party will say later that some particular legal claim or claims are not covered by this Release of Claims because we or you were unaware of the claim or claims, because such claims were overlooked, or because you or we made an error.

(e) We specifically confirm that, as far as you or Gannett know, no one has made any legal claim in any federal, state or local court or government agency relating to your employment, or the ending of your employment, with Gannett or its subsidiary, related, or affiliated companies. If, at any time in the future, such a claim is made by you or Gannett, or someone acting on behalf of you or Gannett, or by some other person or a governmental agency, you and Gannett agree that each will be totally and completely barred from recovering any money damages or remedy of any kind, except in the case of any legal claims or causes of action arising out of any of the Excluded Matters. This provision is meant to include claims that are solely or in part on your behalf, or on behalf of Gannett, or claims which you or Gannett have or have not authorized.

(f) This Agreement, and the Release of Claims, will not prevent you from filing any future administrative charges with the United States Equal Employment Opportunity Commission (“EEOC”) or a state fair employment practices (“FEP”) agency, from participating in or cooperating with the EEOC or a state FEP agency in any investigation or legal action undertaken by the EEOC or the state FEP agency, nor from communicating in accordance with law with any law enforcement or governmental agencies. However, this Agreement, and the Release of Claims, does mean that you may not collect any monetary damages or receive any other remedies from charges filed with or actions by the EEOC or a state FEP agency.

5. You and Gannett agree not to disclose or discuss the existence or the details of this Agreement with anyone other than our respective attorneys, accountants and/or your immediate family members, unless required by law. You hereby acknowledge and agree that Gannett may disclose this Agreement and/or the terms hereof in any investor communication or filing with the Securities and Exchange Commission (or other communication related thereto).

6. You also agree that you will not make any statements, oral or written, or cause or allow to be published in your name, or under any other name, any statements, interviews, articles, books, web logs, editorials or commentary (oral or written) that is critical or disparaging of Gannett, or any of its operations, or any officers, employees or directors of Gannett, or of any of its operations.

Likewise, Gannett, agrees that it will not make, and will instruct its current directors and executive officers not to make, any statements, oral or written, or cause to be published in Gannett’s name, any statements, interviews, articles, editorials or commentary (oral or written) that is critical or disparaging of you. Merely because a statement is made by a Gannett employee does not mean that it is made “in Gannett’s name.”

7. You agree to fully cooperate and assist Gannett in the defense of any investigations, claims, charges, arbitrations, grievances, or lawsuits brought against Gannett or any of its operations, or any officers, employees or directors of Gannett or of any of its operations, as to matters of which you have personal knowledge necessary, in Gannett’s judgment, for the defense of the action. You agree to provide such assistance reasonably consistent with the requirements of your other obligations and Gannett agrees to pay your reasonable out of pocket expenses incurred in connection with this assistance, subject to paragraph 9 hereof. Gannett agrees to fully cooperate and assist you in the defense of any third-party claims, charges, arbitrations, grievances or lawsuits brought against you as a co-defendant with Gannett or any of its operations, officers, employees or directors, except with respect to any such matters arising out of clause (ii) of the Excluded Matters.

8. You agree that this Agreement and Sections 8(c) (Retirement Plan Credit), 9 (Restrictive Covenant), 12 (Legal Expenses and Interest), 13 (Trade Secrets and Confidential Information), 14 (Funding), 15 (Notice), 16 (Transferability), 17 (Severability), 21 (Reimbursement of Compensation in Restatement Situations), and Exhibit A of the Employment Agreement, which are hereby incorporated and made a part hereof, contain all of the details of the agreement between you and Gannett with respect to the subject matter hereof, and except as expressly set forth in this Agreement or incorporated hereto, the other provisions of the Employment Agreement are hereby terminated and you have no further rights or entitlement to benefits thereunder. Nothing has been promised to you, either in some other written document or orally, by Gannett or any of its officers, employees or directors, that is not included in this Agreement.

9. Gannett may withhold from any amount or benefit payable under this Agreement or the Employment Agreement any taxes that it is required to withhold by applicable law or regulation. The parties intend this Agreement to be governed by and subject to the requirements of Section 409A of the Internal Revenue Code (the “Code”), as amended, and the Treasury Department regulations and other authoritative guidance issued thereunder, and shall be interpreted and administered in accordance with the intent that you not be subject to tax under Section 409A of the Code (to the extent such rules are applicable to payments or benefits under this Agreement). If any provision of the Agreement would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended so as to avoid the conflict. Payments to you under the Gannett Supplemental Retirement Plan and the Gannett Co., Inc. Deferred Compensation Plan will be made in accordance with your prior elections and shall not commence until six months after the Separation Date. Notwithstanding anything to the contrary contained herein, in the event that Gannett or you determines that payments or benefits under this Agreement would otherwise violate Section 409A of the Code, such payments or benefits shall not commence until six months after the Separation Date to the extent that such delay is necessary to comply with Section 409A. You shall pay Gannett for the Gannett benefits listed under the headings “Home Office”, “Legal and Financial Services”, and “Company Facilities” in Exhibit A of the Employment Agreement (at fair market value rates) during the six month period after your Separation Date and you shall be reimbursed for such payments on the first day of the seventh month after the Separation Date. All in-kind benefits and expense reimbursements shall be provided and made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv), which generally requires (i) that the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; (ii) the reimbursement of an eligible expense is made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

10. Please review this Agreement carefully. We advise you to talk with an attorney before signing this Agreement. So that you may have enough opportunity to think about this offer, you may keep this Agreement for twenty-one (21) days from the date of termination of your employment. You acknowledge and agree that the twenty-one (21) day consideration period identified in this paragraph commenced to run, without any further action by Gannett immediately upon your being advised of the termination of your employment, at which time you were provided with a copy of this Agreement. Consequently, if you desire to execute this Agreement, you must do so no later than October 27, 2011, and you may do so earlier, solely at your option. Should you accept all the terms by signing this Agreement on or before October 27, 2011, you may nevertheless revoke this Agreement within seven (7) days after signing it by notifying Todd A. Mayman in writing of your revocation. We will provide a courtesy copy to your attorney, if you retain one to represent you.

If you wish to accept this Agreement, please confirm your acceptance of the terms of the Agreement by signing the original of this Agreement in the space provided below. The Agreement will become effective, and its terms will be carried out beginning on the day following the expiration of the seven (7) day revocation period.

11. By signing this Agreement you agree that you have carefully read this Agreement and understand its terms. You also agree that you have had a reasonable opportunity to think about your decision, to talk with an attorney or advisor of your choice (and that you have been advised to consult with counsel of your choosing), that you have voluntarily signed this Agreement, and that you fully understand the legal effect of signing this Agreement.

12. This Agreement shall be governed by and construed under and in accordance with the laws of the Commonwealth of Virginia without regard to principles of conflicts of laws.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

Date: October 6, 2011	/s/ Craig A. Dubow
Craig A. Dubow

GANNETT CO., INC.

Date: October 6, 2011	/s/ Todd Mayman
By: Todd Mayman
Its: Senior Vice President, General Counsel and Secretary

Schedule I

Awards

Stock Options

Option	Exercise Price	Grant Date	Expiration Date	Post-2005 Award
70,000	$69.35	December 4, 2001	December 2, 2011
80,000	$70.21	December 3, 2002	December 3, 2012
77,000	$87.33	December 12, 2003	December 12, 2013
69,000	$80.90	December 10, 2004	December 10, 2012
225,000	$71.94	July 15, 2005	December 10, 2012	X
200,000	$60.29	December 9, 2005	December 9, 2013	X
300,000	$61.26	February 28, 2007	February 27, 2015	X
225,000	$31.75	February 27, 2008	February 26, 2016	X
500,000	$3.75	February 25, 2009	February 24, 2017	X
480,000	$15.00	February 24, 2010	February 23, 2018	X
235,000	$16.23	February 23, 2011	February 22, 2019	X

Restricted Stock Units

Units	Grant Date	Expiration Date
35,000	December 7, 2007	December 7, 2011
100,000	December 12, 2008	December 12, 2012
100,000	December 11, 2009	December 11, 2013
110,000	December 10, 2014	December 10, 2014